Exhibit 10.38

UNITED STATES DISTRICT COURT

EASTERN DISTRICT OF TEXAS

SHERMAN DIVISION

IN THE MATTER OF MICROTUNE, INC.	§	Master File No. 4:03-cv-409
DERIVATIVE LITIGATION	§	(Judge Brown)
§
§

STIPULATION AND AGREEMENT OF SETTLEMENT

This Stipulation and Agreement of Settlement (the “Stipulation”) is submitted pursuant to Rules 23.1 of the Federal Rules of Civil Procedure. Subject to the approval of the Court, this Stipulation is entered into among Plaintiffs Michael Blizman, Nathan Hostacky, Michael Morris, and Phung Vu, derivatively on behalf of nominal defendant, Microtune, Inc. and on behalf of the Microtune Shareholders, Nominal Defendant Microtune, Inc. (“Microtune” or the “Company”) and Individual Defendants James A. Fontaine, James H. Clardy, William P. Tai, Harvey B. Cash, Walter S. Ciciora, Steven Craddock, Anthony J. LeVecchio (collectively, the “Director Defendants”), Douglas J. Bartek (“Bartek”), William Housley (“Housley”), Everett Rogers (“Rogers”), and Nancy A. Richardson (“Richardson”), by and through their respective counsel.

WHEREAS:

A. On and after October 30, 2003, the following derivative suits were filed in the U.S. District Court for the Eastern District of Texas against Microtune, as a nominal defendant, and certain of its present or former officers and directors: Morris v. Fontaine, et al., 4:03-cv-0409; Hostacky v. Fontaine, et al., 4:03-cv-0411; Vu v. Bartek, et al., 4:03-cv-0471; and Blizman v. Bartek, et al., 4:03-cv-0472.

B. By Orders dated December 29, 2003 and January 20, 2004, (the “Consolidation Orders”), the Court consolidated the four separately filed derivative actions listed above in paragraph A for all purposes into Morris v. Fontaine, et al., 4:03-cv-0409 (the consolidated derivative suits hereafter referred to as the “Action”) and deemed the complaint in Morris v. Fontaine, et al. the operative complaint for the Action (“Derivative Complaint”). By Order dated January 20, 2004, the Court appointed Lerach Coughlin Stoia Geller Rudman & Robbins LLP (f/k/a Milberg Weiss Bershad Hynes & Lerach LLP) as Lead Counsel, and appointed the Provost Umphrey Law Firm and Federman & Sherwood as Co-Liaison Derivative Counsel.

C. The Derivative Complaint alleges claims for breach of fiduciary duty, gross mismanagement, waste of corporate assets, unjust enrichment, and disgorgement under the Sarbanes-Oxley Act of 2002.

D. The Derivative Complaint further alleges, among other things, that certain of the Individual Defendants engaged in wrongdoing in connection with Microtune’s accounting, auditing and financial reporting practices which resulted in the restatement of Microtune’s financial results for certain quarters in 2001 and 2002; sold personally-held Microtune stock at artificially inflated prices while in possession of material, non-public information; conducted inadequate due diligence prior to Microtune’s acquisition of Transilica Inc., which resulted in the write-down of goodwill and wireless intangibles; approved loans and incentive compensation to certain other Individual Defendants that have not been recovered; approved a severance package in connection with the resignation of one of the Individual Defendants that was improper and contrary to the best interests of Microtune; and that this and other allegedly improper conduct caused damage to Microtune and its shareholders.

E. On February 6, 2004, the Defendants moved to dismiss the Derivative Complaint. Plaintiffs filed their opposition to the motions to dismiss on April 8, 2004. The motions to dismiss are still pending.

F. In July 2004, Microtune and Plaintiffs began settlement discussions and on December 13, 2004, mediated with Gary V. McGowan in a full-day mediation during which an agreement to settle all claims alleged in the Derivative Complaint was reached.

G. The Defendants (as hereinafter defined) deny any wrongdoing whatsoever, and this Stipulation shall in no event be construed or deemed to be evidence of, or an admission or concession on the part of, any Defendant with respect to any claim of any fault, liability, wrongdoing or damage whatsoever, or any infirmity in the defenses that the Defendants have asserted. The parties to this Stipulation recognize and acknowledge, however, that the Action is being voluntarily settled after advice of counsel and that the Settlement is fair, adequate, reasonable, and in the best interest of Microtune and the Microtune Shareholders. This Stipulation shall not be construed or deemed to be a concession by any Plaintiff of any infirmity in the claims asserted in the Action;

H. Plaintiffs’ Counsel have conducted an investigation relating to the claims and the underlying events and transactions alleged in the Derivative Complaint. Plaintiffs’ Counsel have analyzed the information learned during the investigation and have researched the applicable law with respect to the claims against the Defendants and the potential defenses thereto;

I. Plaintiffs, by their counsel, have conducted discussions and arm’s length negotiations with counsel for Defendants and have participated in a mediation before Gary V. McGowan with respect to a compromise and settlement of the Action against the Defendants with a view to settling the issues in dispute and achieving the best relief possible consistent with the interests of Microtune and its shareholders; and

J. Based upon their investigation, Plaintiffs’ Counsel have concluded that the terms and conditions of this Stipulation are fair, reasonable and adequate to Plaintiffs, Microtune, and

Microtune’s shareholders, and in their best interests, and Plaintiffs have agreed to settle the “Settled Claims” (as defined below), pursuant to the terms and provisions of this Stipulation, after considering (a) the substantial benefits that Microtune and its shareholders will receive from settlement of the Action, (b) the attendant risks of litigation, and (c) the desirability of permitting the Settlement (as hereinafter defined) to be consummated as provided by the terms of this Stipulation.

NOW THEREFORE, without any admission or concession on the part of Plaintiffs of any lack of merit of the Action whatsoever, and without any admission or concession of any fault, liability, wrongdoing or damage whatsoever, or lack of merit in the defenses whatsoever, by the Defendants, it is hereby STIPULATED AND AGREED, by and among the parties to this Stipulation, through their respective attorneys, subject to approval of the Court pursuant to Rule 23.1 of the Federal Rules of Civil Procedure, in consideration of the benefits flowing to the parties hereto from the Settlement, that all Settled Claims (as hereinafter defined) against the Released Parties (as hereinafter defined) and all Settled Defendants’ Claims (as hereinafter defined) shall be compromised, settled, released and dismissed with prejudice, upon and subject to the following terms and conditions:

CERTAIN DEFINITIONS

1. As used in this Stipulation, the following terms shall have the following meanings:

(a) “Defendants” means Microtune, the Director Defendants, Bartek, Housley, Rogers, and Richardson.

(b) “Defendants’ Counsel” means the law firms of Baker Botts L.L.P. and Siebman, Reynolds & Burg, LLP for Microtune; Thompson & Knight LLP for the Director Defendants; Haynes and Boone, LLP for Bartek; Akin Gump Strauss Hauer & Feld LLP for Housley; Carrington, Coleman, Sloman & Blumenthal, L.L.P. for Rogers; and Gray Cary Ware & Freidenrich LLP for Richardson.

(c) “Effective Date of Settlement” or “Effective Date” means the date upon which the Settlement contemplated by this Stipulation shall become effective, as set forth in ¶ 12 below.

(d) “Insurance Carriers” means the insurance carriers that issued policies of directors and officers insurance to or on behalf of the Defendants covering the claims asserted in the Action, namely, Sheffield Insurance Company, Westchester Fire Insurance Company, and Greenwich Insurance Company, and including their directors, officers, employees, and attorneys.

(e) “Microtune Shareholders” means, for the purposes of this Stipulation only, the beneficial holders of Microtune stock as of the date this Stipulation is signed.

(f) “Notice Administrator” means Garden City Group, Inc..

(g) “Order and Final Judgment” means the proposed order to be entered approving the Settlement substantially in the form attached hereto as Exhibit B.

(h) “Plaintiffs” means the named plaintiffs in the four consolidated derivative actions, Michael Blizman, Nathan Hostacky, Michael Morris, and Phung Vu.

(i) “Plaintiffs’ Lead Counsel” means the law firm of Lerach Coughlin Stoia Geller Rudman & Robbins LLP.

(j) “Plaintiffs’ Counsel” means any counsel who have appeared on behalf of any of the Plaintiffs in the Action.

(k) “Plaintiffs’ Co-Liaison Counsel” means the Provost Umphrey Law Firm and Federman & Sherwood.

(l) “Preliminary Order” means the proposed order preliminarily approving the Settlement and approving and directing notice of the Settlement to the Microtune Shareholders substantially in the form attached hereto as Exhibit A.

(m) “Released Parties” means any and all of the Defendants and the Insurance Carriers, their past, present or future subsidiaries, parents, successors and predecessors, including Transilica Inc., and any of their past, present or future officers, directors, agents, accountants, employees and attorneys, and any person, firm, trust, corporation, officer, director or other individual or entity in which any Defendant has a controlling interest or which is related to or affiliated with any of the Defendants, and the legal representatives, heirs, successors in interest or assigns of any such party.

(n) “Settled Claims” means any and all claims, debts, demands, rights or causes of action or liabilities (including, but not limited to, any claims for damages, interest, attorneys’ fees, expert or consulting fees, and any other costs, expenses or liability), whether based on federal, state, local, statutory or common law or any other law, rule or regulation, whether fixed or contingent, accrued or unaccrued, liquidated or unliquidated, at law or in equity, matured or unmatured, whether class, individual, or derivative in nature, including both known claims and Unknown Claims (as defined below), (i) that have been asserted in this Action by Plaintiffs or their attorneys or any of them against any of the Released Parties, or (ii) that could have been asserted in any forum by the Microtune Shareholders or their attorneys or any of them or the successors and assigns of any of them against any of the Released Parties which arise out of or are based upon or relate in any way to the allegations, transactions, facts, matters or occurrences, representations or omissions involved, set forth, or referred to in the Derivative Complaint and which relate to the ownership of shares of the common stock of Microtune. “Settled Claims” does not include the claims asserted in the securities class action styled, Angeloni v. Microtune, Inc., et al., Civil Action No. 4:03-cv-56, which are the subject of a separate settlement.

(o) “Settled Defendants’ Claims” means any and all claims, rights or causes of action or liabilities whatsoever, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, including both known claims and Unknown Claims, that have been or could have been asserted in the Action or any forum by the Defendants or any of them or the successors and assigns of any of them against any of the Plaintiffs, Microtune Shareholders, or their attorneys, which arise out of or relate in any way to the institution, prosecution, or settlement of the Action, except for claims to enforce the Settlement. The Settled Defendants’ Claims do not include any claims, rights or causes of action or liabilities arising out of or relating to any confidentiality, employment, severance, or other agreements between Microtune and any of the Microtune Shareholders.

(p) “Settlement” means the settlement contemplated by this Stipulation.

(q) “Settlement Notice” means the Notice of Proposed Settlement of Shareholder Derivative Action and Hearing, which is to be sent to the Microtune Shareholders substantially in the form attached hereto as Exhibit 1 to Exhibit A.

(r) “Unknown Claims” means any and all Settled Claims which any Plaintiff or Microtune Shareholder does not know or suspect to exist in his, her or its favor at the time of the release of the Released Parties, and any Defendants’ Claims which any Defendant does not know or suspect to exist in his, her or its favor. With respect to any and all Settled Claims and Settled Defendants’ Claims, the parties stipulate and agree that upon the Effective Date, the Plaintiffs and the Defendants shall expressly, and each Microtune Shareholder shall be deemed to have, and by operation of the Order and Final Judgment shall have, expressly waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to Cal. Civ. Code § 1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Plaintiffs and Defendants acknowledge, and the Microtune Shareholders by operation of law shall be deemed to have acknowledged, that the inclusion of “Unknown Claims” in the definition of Settled Claims and Settled Defendants’ Claims was separately bargained for and was a key element of the Settlement.

SCOPE AND EFFECT OF SETTLEMENT

2. The obligations incurred pursuant to this Stipulation shall be in full and final disposition of the Action as against the Defendants and any and all Settled Claims as against all Released Parties and any and all Settled Defendants’ Claims.

3. (a) Upon the Effective Date of this Settlement, Plaintiffs and the Microtune Shareholders on behalf of themselves, their heirs, executors, administrators, successors and assigns, shall, with respect to each and every Settled Claim, release and forever discharge, and shall forever be enjoined from prosecuting, either directly or in any other capacity, any Settled Claims against any of the Released Parties.

(b) Upon the Effective Date of this Settlement, each of the Defendants, on behalf of themselves and the Released Parties, shall release and forever discharge each and every of the Settled Defendants’ Claims, and shall forever be enjoined from prosecuting the Settled Defendants’ Claims.

THE SETTLEMENT CONSIDERATION, ATTORNEYS’ FEES AND EXPENSES

4. The Defendants shall provide the following consideration:

(a) Within five (5) days after Microtune’s 2005 Annual Meeting of Stockholders, Microtune shall adopt the corporate governance provisions described in Exhibit C, attached hereto (the “Corporate Governance Provisions”); provided, however, that certain Corporate Governance Provisions that require the approval of Microtune shareholders shall only be adopted by Microtune upon the approval of its shareholders.

(b) The Defendants shall cause an amount not to exceed a total of One Million One Hundred Twenty-Five Thousand Dollars ($1,125,000) (the “Cash Fund”) to be paid to Plaintiffs’ Lead Counsel on behalf of the Microtune Shareholders no later than thirty (30) business days after the Court signs the Order and Final Judgment approving the Settlement.

5. Plaintiffs’ Lead Counsel will apply to the Court for an award on behalf of all Plaintiffs’ Counsel of attorneys’ fees and reimbursement of expenses, plus interest on such amounts, in an amount not to exceed One Million One Hundred Twenty-Five Thousand Dollars ($1,125,000). Such attorneys’ fees, expenses, and interest as are awarded by the Court shall be the amount of the Cash Fund and shall be paid to Plaintiffs’ Lead Counsel as provided in ¶ 4, notwithstanding the existence of any timely filed objections thereto, or potential for appeal therefrom, or collateral attack on the Settlement or any part thereof, subject to Plaintiffs’ Lead Counsel’s obligation to make appropriate refunds or repayments to the Insurance Carriers and Microtune as provided in ¶ 6 below, if and when, as a result of any appeal and/or further proceedings on remand, or successful collateral attack, the fee or cost award is reduced or reversed. Upon payment of the Cash Fund to Plaintiffs’ Lead Counsel as provided in ¶ 4 and this paragraph, Plaintiffs’ Lead Counsel shall have the immediate right and sole discretion to allocate and distribute the Cash Fund among Plaintiffs’ Counsel.

6. In the event any court reduces or reverses on appeal the amount of attorneys’ fees and expenses so that the final awarded attorneys’ fees and expenses are less than the amount of the Cash Fund approved by the Court and paid by Microtune in accordance with the provisions of ¶¶ 4 and 5 above, then Plaintiffs will refund the overage to Microtune and the Insurance Carriers within three business days in proportion to the amounts paid by them.

7. The Defendants and their counsel shall have no responsibility for, interest in, or liability whatsoever with respect to:

(a) any act, omission or determination of the Notice Administrator, Plaintiffs’ Counsel, or any designees or agents of Plaintiffs’ Counsel or the Notice Administrator;

(b) any act, omission or determination of Plaintiffs’ Counsel or their designees or agents in connection with the administration of the Settlement; or

(c) the management, investment, or distribution of the Cash Fund.

TERMS OF PRELIMINARY ORDER ON NOTICE AND SETTLEMENT

8. Promptly after execution of this Stipulation and concurrently with their application for preliminary Court approval of the Settlement and approval of the Settlement Notice contemplated by this Stipulation, Plaintiffs’ Counsel and Defendants’ Counsel shall jointly move the Court for entry of a Preliminary Order in connection with Settlement Proceedings, substantially in the form annexed hereto as Exhibit A.

9. Defendants shall cooperate in the administration of the Settlement to the extent reasonably necessary to effectuate its terms, including Microtune’s providing without charge such information from Microtune’s transfer records concerning the identity of Microtune Shareholders as is necessary for the Notice Administrator to send the Settlement Notice.

10. The costs of sending notice, as ordered by the Court, shall be paid by Microtune.

TERMS OF ORDER AND FINAL JUDGMENT

11. If the Settlement contemplated by this Stipulation is approved by the Court, counsel for the parties shall request that the Court enter an Order and Final Judgment substantially in the form annexed hereto as Exhibit B.

EFFECTIVE DATE OF SETTLEMENT, WAIVER OR TERMINATION

12. The Effective Date of Settlement shall be the date when all the following shall have occurred:

(a) entry of the Preliminary Order in all material respects in the form annexed hereto as Exhibit A;

(b) approval by the Court of the Settlement, following notice to the Microtune Shareholders and a hearing, as prescribed by Rule 23.1 of the Federal Rules of Civil Procedure; and

(c) entry by the Court of an Order and Final Judgment, substantially in the form attached hereto as Exhibit B, and the expiration of any time for appeal or review of such Order and Final Judgment, or, if any appeal is filed and not dismissed, after such Order and Final Judgment is upheld on appeal in all material respects and is no longer subject to review upon appeal or review by writ of certiorari, or, in the event that the Court enters an order and final judgment in form other than that provided above (“Alternative Judgment”) and none of the parties hereto elect to terminate this Settlement, the date that such Alternative Judgment becomes final and no longer subject to appeal or review.

13. Defendants or Plaintiffs’ Lead Counsel shall have the right to terminate the Settlement and this Stipulation by providing written notice of their election to do so (“Termination Notice”) to all other parties hereto within thirty (30) days from the date: (a) the Court declines to enter the Preliminary Order in any material respect; (b) the Court refuses to approve this Stipulation or any material part of it; (c) the Court declines to enter the Order and Final Judgment in any material respect; (d) the Order and Final Judgment is modified or reversed in any material respect by the Court of Appeals or the Supreme Court; or (e) an Alternative Judgment is modified or reversed in any material respect by the Court of Appeals or the Supreme Court.

14. Except as otherwise provided herein, in the event the Settlement is terminated or fails to become effective for any reason, then the parties to this Stipulation shall be deemed to have reverted to their respective status in the Actions as of the date and time immediately prior to the execution of this Stipulation and Microtune shall have no obligation to adopt the Corporate Governance Provisions. If the Settlement is terminated or fails to become effective, except as otherwise expressly provided, the parties shall proceed in all respects as if this Stipulation and any related orders had not been entered, and any portion of the Cash Fund previously paid by Defendants and/or the Insurance Carriers, together with any interest earned thereon, less any Taxes due with respect to such income shall be returned to Microtune and the Insurance Carriers within three business days in proportion to the amounts paid by them.

NO ADMISSION OF WRONGDOING

15. This Stipulation, whether or not consummated, and any proceedings taken pursuant to it:

(a) shall not be offered or received against the Defendants as evidence of or construed as or deemed to be evidence of any presumption, concession, or admission by any of the Defendants with respect to the truth of any fact alleged by any of the Plaintiffs or the validity of any claim that has been or could have been asserted in the Action or in any litigation, or the deficiency of any defense that has been or could have been asserted in the Action or in any litigation, or of any liability, negligence, fault, or wrongdoing of the Defendants;

(b) shall not be offered or received against the Defendants or Plaintiffs’ Lead Counsel as evidence of a presumption, concession or admission of any fault, misrepresentation or omission with respect to any statement or written document approved or made by any Defendant;

(c) shall not be offered or received against the Defendants or Plaintiffs’ Lead Counsel as evidence of a presumption, concession or admission with respect to any liability, negligence, fault or wrongdoing, or in any way referred to for any other reason as against any of the Defendants, in any other civil, criminal or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of this Stipulation; provided, however, that if this Stipulation is approved by the Court, Defendants may refer to it to effectuate the liability protection granted them hereunder;

(d) shall not be construed as an admission or concession that the consideration to be given hereunder represents the amount which could be or would have been recovered after trial; and

(e) shall not be construed as or received in evidence as an admission, concession or presumption against Plaintiffs or any of Microtune’s Shareholders that any of their claims are without merit, or that any defenses asserted by the Defendants have any merit, or that damages recoverable under the Derivative Complaint would not have exceeded the benefits conferred by the Settlement.

MISCELLANEOUS PROVISIONS

16. All of the exhibits attached hereto are hereby incorporated by reference as though fully set forth herein.

17. Lead Plaintiffs agree that in the event they contend Microtune has breached any of the Corporate Governance Provisions attached as Exhibit C to this Stipulation, Lead Plaintiffs will send written notice of the alleged breach to the persons listed below:

General Counsel

Microtune, Inc.

2201 Tenth Street

Plano, Texas 75074

and

Timothy W. Mountz

Baker Botts L.L.P.

2001 Ross Avenue

Dallas, Texas 75201

If Microtune receives written notice of an alleged breach of the Corporate Governance Provisions set out herein, including but not limited to a failure to act in good faith in connection with the processes set out in ¶¶ 35-36 of Exhibit C, Microtune shall have thirty (30) days to respond to the notice. If Microtune agrees to cure the alleged breach in response to a notice, Microtune will cure as soon as reasonably practicable.

18. Microtune warrants that it has not filed or instituted proceedings for any type of bankruptcy (whether voluntary or involuntary), made an assignment for the benefit of creditors or commenced or become subject to any similar action or proceeding, and that its participation in this Settlement will not render it insolvent within the meaning of and/or for the purposes of the United States Bankruptcy Code, including §§ 101 and 547 thereof.

19. If a case is commenced in respect of Microtune or any Insurance Carrier under Title 11 of the United States Code (Bankruptcy), or a trustee, receiver or conservator is appointed under any similar law, and in the event of the entry of a final order of a Court of competent jurisdiction determining the transfer of money to the Cash Fund or any portion thereof to be a preference, voidable transfer, fraudulent transfer or similar transaction and any portion thereof is required to be returned, and such amount is not promptly replaced by others, then, at the election of Plaintiffs’ Lead Counsel, the parties shall jointly move the Court to vacate and set aside the releases given and Judgment entered in favor of the Defendants pursuant to this Stipulation, which releases and Judgment shall be null and void, and the parties shall be restored to their respective positions in the litigation as of the date a day prior to the date of this Stipulation and any cash amounts in the Cash Fund shall be returned.

20. The parties to this Stipulation intend the Settlement to be a final and complete resolution of all disputes asserted or which could be asserted by the Plaintiffs, the Microtune Shareholders or their attorneys against the Released Parties with respect to the Settled Claims. Accordingly, Plaintiffs, the Microtune Shareholders and the Defendants agree not to assert in any forum that the litigation was brought by Plaintiffs or defended by the Defendants in bad faith or without a reasonable basis. The parties hereto shall assert no claims of any violation of Rule 11 of the Federal Rules of Civil Procedure relating to the prosecution, defense, or settlement of the Action, except for any litigation necessary to enforce the Settlement. The parties agree that the amount paid and the other terms of the Settlement were negotiated at arm’s length in good faith by the parties, and reflect a settlement that was reached voluntarily after consultation with experienced legal counsel.

21. This Stipulation may not be modified or amended, nor may any of its provisions be waived except by a writing signed by all parties hereto or their successors-in-interest.

22. The headings herein are used for the purpose of convenience only and are not meant to have legal effect.

23. The administration and consummation of the Settlement as embodied in this Stipulation shall be under the authority of the Court and the Court shall retain jurisdiction for the purpose of entering orders providing for awards of attorneys’ fees and expenses to Plaintiffs’ Counsel and enforcing the terms of this Stipulation.

24. The waiver by one party of any breach of this Stipulation by any other party shall not be deemed a waiver of any other prior or subsequent breach of this Stipulation.

25. This Stipulation and its exhibits constitute the entire agreement among the parties hereto concerning the Settlement of the Action, and no representations, warranties, or inducements have been made by any party hereto concerning this Stipulation and its exhibits other than those contained and memorialized in such documents.

26. This Stipulation may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument provided that counsel for the parties to this Stipulation shall exchange among themselves original signed counterparts.

27. This Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

28. The construction, interpretation, operation, effect and validity of this Stipulation, and all documents necessary to effectuate it, shall be governed by the internal laws of the State of Texas without regard to conflicts of laws, except to the extent that federal law requires that federal law governs.

29. This Stipulation shall not be construed more strictly against one party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the parties, it being recognized that it is the result of arm’s-length negotiations between the parties and all parties have contributed substantially and materially to the preparation of this Stipulation.

30. All counsel and any other person executing this Stipulation and any of the exhibits hereto, or any related settlement documents, warrant and represent that they have the full authority to do so and that they have the authority to take appropriate action required or permitted to be taken pursuant to the Stipulation to effectuate its terms.

31. Plaintiffs’ Lead Counsel, Plaintiffs’ Co-Liaison Counsel, and Defendants’ Counsel agree to cooperate fully with one another in seeking Court approval of the Preliminary Order, Notice of Proposed Settlement of Shareholder Derivative Action and Hearing, and the Settlement, and to promptly agree upon and execute all such other documentation as may be reasonably required to obtain final approval by the District Court of the Settlement.

32. Until such time as the Court has signed the Preliminary Order, Plaintiffs and Plaintiffs’ Counsel agree that they will not release or distribute any press releases concerning, or otherwise publish, the fact or terms of the Settlement without the prior written consent of the Defendants. No press release or other publication shall defame or disparage any of the Defendants.

DATED: 1/10/05

PROVOST & UMPHREY LAW FIRM, LLP

Joe Kendall
Willie Briscoe
3232 McKinney Avenue, Suite 700
Dallas, Texas 75204
Tel: 214.744.3000
Fax: 214.744.3015

CO-LIAISON COUNSEL

LERACH COUGHLIN STOIA GELLER RUDMAN & ROBBINS LLP

By:	/s/ Darren J. Robbins /by egs
Darren J. Robbins
Randall J. Baron
A. Rick Atwood, Jr.
401 B. Street, Suite 1700
San Diego, California 92101
Tel: 619.231.1058
Fax: 619.231.7423

LEAD COUNSEL FOR PLAINTIFFS

SIEBMAN, REYNOLDS & BURG, LLP

Clyde Siebman
State Bar No. 18341600
300 N. Travis Street
Sherman, Texas 75090
Tel: 903.870.0070
Fax: 902.970.0066

BAKER BOTTS L.L.P.

By:	/s/ Timothy W. Mountz
Timothy W. Mountz
t.mountz@bakerbotts.com
State Bar No. 14604300
Mary L. Scott
mary.scott@bakerbotts.com
State Bar No. 17906750
Aimee Williams Moore
aimee.moore@bakerbotts.com
State Bar No. 24013754
2001 Ross Avenue
Dallas, Texas 75201-2980
Tel: 214.953-6500
Fax: 214.953.6503

ATTORNEYS FOR DEFENDANT MICROTUNE, INC.

THOMPSON & KNIGHT LLP

By:	/s/ Timothy McCormick
Timothy R. McCormick
timothy.mccormick@tklaw.com
State Bar No. 18341600
1700 Pacific Avenue, Suite 3300
Dallas, Texas 75201
Tel: 214.969.1700
Fax: 214.969.1751

ATTORNEYS FOR THE DIRECTOR DEFENDANTS

GRAY CARY WARE & FREIDENRICH L.L.P.

By:	/s/ Robert Brownlie
Robert W. Brownlie, admitted pro hac vice
State Bar No. 138793 (California)
4365 Executive Drive
Suite 1100
San Diego, California 92121-2133

ATTORNEYS FOR DEFENDANT NANCY A. RICHARDSON

HAYNES AND BOONE, L.L.P.

By:	/s/ Barry F. McNeil /with permission Heather [illegible]

Barry F. McNeil
barry.mcneil@haynesboone.com
State Bar No. 13829500
901 Main Street
Suite 3100
Dallas, Texas 75202-3789
Tel: 214.651.5000
Fax: 214.651.5940

ATTORNEYS FOR DOUGLAS J. BARTEK

AKIN GUMP STRAUSS HAUER & FELD LLP

By:	/s/ Paul R. Bessette
Paul R. Bessette
pbessette@akingump.com
State Bar No. 02263050
Jennifer R. Brannen
jbrannen@akingump.com
State Bar No. 24006888
300 West 6th Street, Suite 2100
Austin, Texas 78701
Tel: 512.499.6250
Fax: 512.499.6290

COUNSEL FOR WILLIAM L. HOUSLEY

CARRINGTON, COLEMAN, SLOMAN & BLUMENTHAL, L.L.P.

By:	/s/ Sharon J. Shumway
Bruce W. Collins
bcollins@ccsb.com
State Bar No. 040604700
Sharon J. Shumway
sshumway@ccsb.com
State Bar No. 00791660
200 Crescent Court, Suite 1500
Dallas, Texas 75201
Tel.: 214.855.3000
Fax: 214.855.1333

COUNSEL FOR EVERETT ROGERS